Exhibit 21.1

Subsidiaries of MTS Systems Corporation
As of September 30, 2017

Subsidiaries	Jurisdiction
Instruments & Calibration Sweden AB	Sweden
MTS 1, LLC	Minnesota
MTS 2, LLC	Minnesota
MTS Systems (Hong Kong), Inc.	Minnesota
MTS Automotive Sensors GmbH	Germany
MTS Holdings France, SARL	France
MTS Japan Ltd.	Japan
MTS Korea, Inc.	Republic of Korea
MTS Sensor Technologie GmbH and Co. KG	Germany
MTS Sensor Technologie und Verwaltungs-GmbH	Germany
MTS Sensor Technology KK	Japan
MTS Systems B.V.	Netherlands
MTS Systems Holding B.V.	Netherlands
MTS Systems (China) Co., Ltd.	People's Republic of China
MTS Systems Finance C.V.	Netherlands
MTS Systems GmbH	Germany
MTS Systems Ltd.	United Kingdom
MTS Systems Norden AB	Sweden
MTS Systems SAS	France
MTS Systems Srl	Italy
MTS Systems Switzerland GmbH	Switzerland
MTS Testing Solutions India Private Limited	India
MTS Testing Systems (Canada) Ltd.	Ontario, Canada
MTS Systems do Brazil (inactive)	Brazil
PCB Piezotronics, Inc.	New York
PCB Piezotronics Srl	Italy
PCB Piezotronics Europe GmbH	Germany
PCB Piezotronics Limited	United Kingdom
The Modal Shop, Inc.	Ohio
PCB Group Sales Company, Inc.	Delaware
3395 Walden Avenue Acquisition Corp	New York
DI U.S. Holdings, Inc.	New York
Dalimar Instruments ULC	Alberta ULC
PCB Piezotronics S.A.	France
PCB Piezotronics Sensor Technology (Beijing) Co., Ltd.	People's Republic of China
PCB Synotech GmbH	Germany
PCB Piezotronics of North Carolina, Inc.	Delaware
Accumetrics, Inc.	New York
PCB Piezotronics BVBA	Belgium